Exhibit 99.1

MAXIMUS, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

					Year
	Quarter Ended				Ended	Quarter Ended
	Dec. 31,	Mar. 31,	Jun. 30,	Sept. 30,	Sept. 30,	Dec. 31,	Mar. 31,
	2009	2010	2010	2010	2010	2010	2011

Revenue	$203,320	$204,386	$211,527	$212,516	$831,749	$214,114	$227,116
Cost of revenue	151,145	153,835	154,514	151,422	610,916	158,155	164,050
Gross profit	52,175	50,551	57,013	61,094	220,833	55,959	63,066
Selling, general and administrative expenses	27,429	28,787	31,658	30,904	118,778	28,667	33,572
Legal and settlement expense (recovery)	686	(6,037)	—	—	(5,351)	—	—
Income from operations	24,060	27,801	25,355	30,190	107,406	27,292	29,494
Interest and other income, net	99	186	442	189	916	491	919
Income before income taxes	24,159	27,987	25,797	30,379	108,322	27,783	30,413
Provision for income taxes	9,559	9,996	9,672	9,698	38,925	10,196	11,375
Income from continuing operations	14,600	17,991	16,125	20,681	69,397	17,587	19,038

Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	(1,972)	752	1,200	1,060	1,040	—	(265)
Loss on disposal	—	—	—	(28)	(28)	(105)	(554)
Income from discontinued operations	(1,972)	752	1,200	1,032	1,012	(105)	(819)

Net income	$12,628	$18,743	$17,325	$21,713	$70,409	$17,482	$18,219

Basic earnings (loss) per share:
Income from continuing operations	$0.41	$0.52	$0.46	$0.60	$1.99	$0.51	$0.55
Income (loss) from discontinued operations	(0.05)	0.02	0.04	0.03	0.03	—	(0.02)
Basic earnings per share	$0.36	$0.54	$0.50	$0.63	$2.02	$0.51	$0.53

Diluted earnings (loss) per share:
Income from continuing operations	$0.40	$0.50	$0.45	$0.58	$1.93	$0.50	$0.54
Income (loss) from discontinued operations	(0.05)	0.02	0.03	0.03	0.03	(0.01)	(0.03)
Diluted earnings per share	$0.35	$0.52	$0.48	$0.61	$1.96	$0.49	$0.51

Dividends per share	$0.06	$0.06	$0.06	$0.06	$0.24	$0.06	$0.08

Weighted average shares outstanding:
Basic	35,191	34,817	34,847	34,455	34,827	34,361	34,422
Diluted	36,078	35,960	36,008	35,614	35,930	35,420	35,574